Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8110

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES AND EARNINGS
FOR THE THIRD QUARTER OF 2005

LOWELL, ARKANSAS, October 14, 2005 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced third quarter net earnings of $39.8 million, or diluted earnings per share (EPS) of 25 cents, compared with 2004 third quarter earnings of $47.9 million, or 29 cents per diluted share.  EPS in the current period includes a previously announced $.10 charge, net of income taxes, for settlement of our arbitration with the BNSF Railway Company (BNI).  Excluding the arbitration charge of $15.8 million, net of income taxes, third quarter 2005 net earnings were up 16% to $55.6 million.

Total operating revenue for the current quarter was $801 million, compared with $719 million during the third quarter of 2004.  During the third quarter of 2005, Intermodal segment revenue, excluding fuel surcharges, rose 8%, while Truck segment revenue, excluding fuel surcharges, increased 3% over the comparable period of 2004.  Dedicated Contract Services (DCS) segment revenue, excluding fuel surcharge revenue, increased 3% during the current quarter.

Excluding the arbitration charge of $25.8 million, before income taxes, operating income rose from $82.7 million in 2004 to $90.9 million in 2005.  The overall operating ratio, excluding the charge for the arbitration award, for the Company was 88.7% compared to 88.5% in 2004.  Also, as reported yesterday, the Company announced a gift to the University of Arkansas totaling $10 million.  $3.5 million of the gift was recorded in the fourth quarter of 2004.  Approximately $5.6 million was recorded in the third quarter of 2005 with the balance of approximately $0.9 million to be recognized over the next five years.  The Intermodal segment operating ratio, excluding the charge for the arbitration, was 88.1% vs. 88.4%.  The DCS operating ratio was 88.9% vs. 90.6%, third quarter this year vs. third quarter last year.  The Truck operating ratio was 89.5% compared to the previous year’s third quarter of 87.1%.

“Our three-pronged strategy of delivering supply chain solutions to some of the best companies in America continued very successfully in the third quarter of 2005. We continue to invest in assets, people, systems and technology that distinguish us with our customers by improving our safety and service and by delivering better network yield and returns for our shareholders.  Not only have we delivered thousands of shipments using Intermodal, Dedicated and Truckload services SAFELY and on time, but we have managed our business in a way that has achieved some of the best margins in the relative segments while achieving return on invested capital exceeding 20%,” stated Kirk Thompson, President and Chief Executive Officer.

Segment Information:

Intermodal

In the Intermodal segment, the operating ratio, excluding the impact of the arbitration award, was 88.1% for the third quarter of 2005, a 30 basis point improvement, including the segment’s share (70 basis points) of the noted charitable contribution mentioned above, versus the comparable period last year.  Intermodal revenue, which represents approximately 41% of the Company’s consolidated revenue, rose 8% excluding fuel surcharges in the third quarter of 2005 vs. the third quarter of 2004.  Revenue growth was supported by volume growth of 3% and a 4.3% increase in revenue per loaded mile. Continued lane mix changes also contributed positively to both the increased revenue and the improved margin. Utilization of company containers, as well as the productivity of its tractors and drivers, declined slightly from the third quarter of 2004. Continued cost increases from railroads are driving the need to raise rates to our intermodal customers.  Significantly higher truck rates over the last several years continue to create new demand as shippers consider switching highway freight to intermodal when practical.  The trend of modal conversion from highway to rail plus the significant growth in imports should continue to promote growth in our Intermodal segment.  While some diversion of imports to American ports outside of California has occurred in 2005, we expect the growth in imports through Long Beach and Los Angeles to increase in 2006 and beyond, as other U.S. ports experience similar congestion and capacity constraints the California ports have witnessed in recent years.

As previously reported, BNI and J.B. Hunt concluded an arbitration process to clarify certain terms in our Joint Services Agreement (JSA).  According to the JSA, any amounts due are retroactive to July 7, 2004.  As a result of the arbitration award, a pre-tax charge of $25.8 million was recorded in the third quarter of 2005.  The Company estimates a reduction in net earnings of approximately two cents per diluted share in the fourth quarter and beyond, due to an increase in purchased transportation expense.

Dedicated Contract Services

The operating ratio for the DCS segment was 88.9% for the third quarter 2005, a 170 basis point improvement versus the third quarter 2004.  This quarter marks the fourth quarter in a row of a sub-90% operating ratio.  Revenue, excluding fuel surcharges, in the current quarter was up 3% compared to the third quarter of 2004.  Average tractors assigned to the segment declined slightly, primarily due to timing of trade-ins, but was more than offset by a 6% improvement in productivity.  Utilization remained consistent with the same quarter of 2004, but revenue, excluding fuel surcharges, per loaded mile was up 6%.  Operating income was $24.4 million, a 29% increase over the same quarter of 2004.  The sequential change in operating ratio from the second quarter of 2005 is fully attributable to the segment’s share of the noted charitable contribution (70 basis points) and the division’s liability and insurance categories.

Our improvement continues to be driven by a focus on strategic asset deployment, productivity improvement and effective cost control.  DCS measures profitability and holds its management accountable for financial results at a site level.  This granularity and visibility drives timely corrective action and facilitates asset deployment decisions.  Financial discipline in the areas of pricing and contract structure assures that new investments meet appropriate return objectives.  The segment’s unique approach to Customer Value Delivery ™ has proven both effective and essential in retaining our existing business.  This quarter shows the lowest percentage of business targeted for replacement due to inadequate financial performance, since we have been measuring this category.  As noted in previous reports, the segment has concentrated on improving or eliminating business that did not produce adequate returns in conjunction with the high levels of service, asset commitments and risks associated with the dedicated contracts market.

We are encouraged by our sales pipelines and activities related to solutions development.  Clearly our multi-faceted dedicated model presents our customers with many options to accommodate traditional private fleet challenges.  In addition to the substantial market for replacement and augmentation of private fleets, more and more we are seeing customers expand their recognition of ensured capacity and more reliable, value-added services. Since most of our existing accounts are now performing adequately from a financial perspective, new business would represent overall growth for the segment.

Truck

The truck operating ratio was 89.5% for the quarter versus 87.1% for the comparable period last year.  As described in detail below, the 240 basis point change was driven primarily by three things, two of which relate to rapid increase in fuel prices.  First, the lag in fuel surcharge revenue relative to the rise in fuel prices negatively impacted the operating ratio by 80 basis points.  Secondly, several of our peers are now reporting operating ratio net of fuel and fuel surcharges due to the dilutive impact.  In our case, this calculation amounted to 50 basis points during the current quarter.  In addition, 70 basis points of the change in the operating ratio was driven by the segment’s portion of the gift discussed above.

Rate yields continue to improve as the loaded rate per mile, excluding fuel surcharges, increased 4.5% or $0.077 per mile relative to a year ago.  The rate increases for 2005 represent historical highs, second only to the highly unusual increases in rates in 2004.  Tariff rate per loaded mile, negotiated linehaul rates, exclusive of fuel surcharges and accessorial revenue increased 5.5% or $0.088 per mile over the third quarter last year.  Length of haul also increased 2.0% making revenue per load higher by 6.7% over the same period last year.  Freight demand increased steadily throughout the quarter and was comparable to last year’s third quarter.  Like third quarter 2004, this quarter was punctuated with significant one-time events, most notably hurricanes Katrina and Rita.  Paid deadhead and the number of loads moving under spot quotes increased significantly from earlier in the year, which indicates that capacity availability in the truckload market remains extremely fragile.  Current spot activity in October remains at third-quarter levels indicating continued tightness in the market.  Despite this significant increase in spot demand, we continue to honor our base customer commitments. These factors, among others, emphasize our ability to affect cost-mitigating rate improvement in our baseline business while supplying surge capacity in peak-demand season.

More of the country’s fuel supply and refining capacity was affected by this year’s storms and fuel prices were impacted more severely than the storms that occurred in September of 2004.  The rapid rise of diesel prices during the current quarter resulted in a reduction of our operating ratio by 80 basis points when compared to the third quarter of 2004.  Typically, and over time, revenue from fuel surcharges paid by our customers neutralizes our increase in fuel cost.  However, in more prolonged periods of increasing fuel prices, the lag between the higher cost and the recovery of those higher costs through higher fuel surcharges results in a temporary negative impact on operating income.  Our cost increases were similar to those reported by The Department of Energy’s Index of Weekly Retail On-Highway Diesel Prices, which increased from $2.336 per gallon on June 27 to $3.144 per gallon on October 3, an average increase of $.058 per gallon per week.  Additionally, the third quarter 2005 operating ratio contains a 50 basis point deterioration, compared to the same quarter of 2004 because higher fuel prices cause zero-margin fuel surcharge revenue to become a higher percentage of total revenue.  The operating ratio is, therefore, negatively impacted even though operating income is not reduced.

Driver and independent contractor availability continues to be a serious concern for the segment, as well as the industry.  We continue to see no signs of fundamental improvement in driver or independent contractor availability for the foreseeable future.  Therefore, we do not anticipate significant capacity additions in the truckload marketplace in the near term.  The average number of trucks in the Truck segment was 5,409 for the third quarter of 2005 vs. 5,404 for the third quarter of 2004.

This report contains forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 7 of our Annual Report filed on Form 10-K for the year ended December 31, 2004 and as disclosed in documents filed with the Securities and Exchange Commission periodically.  We assume no obligation to update any forward looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties at the Company’s web site: www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30
	2005		2004
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues	$801,140	100.0%	$718,614	100.0%

Operating expenses
Salaries, wages and employee benefits	218,487	27.3%	214,760	29.9%
Rents and purchased transportation	265,951	33.2%	236,656	32.9%
Fuel and fuel taxes	104,234	13.0%	74,529	10.4%
Depreciation and amortization	41,108	5.1%	37,458	5.2%
Operating supplies and expenses	35,535	4.4%	32,760	4.6%
Insurance and claims	14,117	1.8%	14,956	2.1%
Operating taxes and licenses	9,178	1.1%	9,088	1.3%
General and administrative expenses, net of gains	15,943	2.0%	9,902	1.4%
Communication and utilities	5,684	0.7%	5,837	0.8%
Special Charges	25,801	3.2%	—	—
Total operating expenses	736,038	91.9%	635,946	88.5%
Operating income	65,102	8.1%	82,668	11.5%
Interest income	179	0.0%	300	0.0%
Interest expense	1,567	0.2%	1,858	0.3%
Equity in loss of associated companies	856	0.1%	647	0.1%
Earnings before income taxes	62,858	7.8%	80,463	11.2%
Income taxes	23,015	2.9%	32,588	4.5%
Net earnings	$39,843	5.0%	$47,875	6.7%
Average basic shares outstanding*	156,710		162,131
Basic earnings per share*	$0.25		$0.30
Average diluted shares outstanding*	161,174		167,356
Diluted earnings per share*	$0.25		$0.29

* All shares outstanding and per share amounts for all periods presented reflect a two-for-one stock paid on May 23, 2005.

	Nine Months Ended September 30
	2005		2004
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues	$2,269,524	100.0%	$2,015,349	100.0%

Operating expenses
Salaries, wages and employee benefits	633,025	27.9%	612,211	30.4%
Rents and purchased transportation	758,326	33.4%	662,006	32.8%
Fuel and fuel taxes	276,612	12.2%	205,010	10.2%
Depreciation and amortization	120,448	5.3%	111,233	5.5%
Operating supplies and expenses	98,399	4.3%	92,560	4.6%
Insurance and claims	38,947	1.7%	43,348	2.2%
Operating taxes and licenses	27,393	1.2%	26,576	1.3%
General and administrative expenses, net of gains	36,470	1.6%	24,950	1.2%
Communication and utilities	16,828	0.7%	17,395	0.9%
Special Charges	25,801	1.1%	—	—
Total operating expenses	2,032,249	89.5%	1,795,289	89.1%
Operating income	237,275	10.5%	220,060	10.9%
Interest income	559	0.0%	1,556	0.1%
Interest expense	4,559	0.2%	7,024	0.3%
Equity in loss of associated companies	2,991	0.1%	2,030	0.1%
Earnings before income taxes	230,284	10.1%	212,562	10.5%
Income taxes	88,311	3.9%	86,088	4.3%
Net earnings	$141,973	6.3%	$126,474	6.3%
Average basic shares outstanding*	158,586		161,156
Basic earnings per share*	$0.90		$0.78
Average diluted shares outstanding*	163,674		166,569
Diluted earnings per share*	$0.87		$0.76

* All shares outstanding and per share amounts for all periods presented reflect a two-for-one stock paid on May 23, 2005.

Financial Information By Segment

(dollars in thousands)

(unaudited)

	Three Months Ended September 30
	2005	2004

Gross revenue

Truck	$258,481	$237,538
Intermodal	328,337	283,509
Dedicated	218,743	201,239
Subtotal	805,561	722,286
Intersegment eliminations	(4,421)	(3,672)
Consolidated revenue	$801,140	$718,614

Operating income (loss)

Truck	$27,104	$30,556
Intermodal	13,336	32,951
Dedicated	24,385	18,923
Other (1)	277	238
Operating income	$65,102	$82,668

	Nine Months Ended September 30
	2005	2004
Gross revenue

Truck	$736,363	$680,453
Intermodal	924,833	788,939
Dedicated	622,039	557,841
Subtotal	2,283,235	2,027,233
Intersegment eliminations	(13,711)	(11,884)
Consolidated revenue	$2,269,524	$2,015,349

Operating income (loss)

Truck	$78,572	$74,434
Intermodal	86,362	93,882
Dedicated	71,496	50,942
Other (1)	845	802
Operating income	$237,275	$220,060

(1) Includes unallocated corporate support and insurance expenses.

Operating Statistics by Segment

(unaudited)

	Three Months Ended September 30
	2005	2004

Truck
Operating ratio	89.5%	87.1%
Loads	226,103	230,114
Net revenue (excl. fuel surcharge) per tractor per week*	$3,155	$3,047
Length of haul	558	547
RPLM (excl.fsc)	$1.774	$1.697
Loaded miles (000)	125,188	125,478
Total miles (000)	140,655	140,230
Empty miles %	11.0%	10.5%
Average tractors during the period	5,409	5,404
Tractors (end of period)
Company owned	4,496	4,304
Independent contractor	972	1,024
Total tractors	5,468	5,328
Trailers (end of period)	19,683	20,053
Average effective trailing equipment usage	14,138	14,756

Intermodal
Operating ratio	95.9%	88.4%
Loads	151,556	146,563
Net change in revenue per loaded mile (excl. fsc)	4.3%	4.6%
Revenue per load (excl. fsc)	1,905	1,816
Tractors (end of period)	1,294	1,186
Containers (end of period)	23,629	21,905
Average effective trailing equipment usage	23,176	21,624

Dedicated
Operating ratio	88.9%	90.6%
Loads	346,936	349,455
Net revenue (excl. fuel surcharge) per tractor per week*	$3,018	$2,848
Average tractors during the period**	4,985	5,056
Tractors (end of period)
Company owned	4,723	4,710
Independent contractor	173	166
Customer owned (DCS Operated)	87	177
Total tractors	4,983	5,053
Trailers (end of period)	6,286	5,874
Average effective trailing equipment usage	11,980	11,323

* Using weighted work days.

** Includes company owned, independent contractor, and customer owned tractors.

	Nine Months Ended September 30
	2005	2004

Truck
Operating ratio	89.3%	89.1%
Loads	678,901	709,484
Net revenue (excl. fuel surcharge) per tractor per week*	$3,043	$2,930
Length of haul	551	535
RPLM (excl fsc)	$1.715	$1.623
Loaded miles (000)	370,775	380,468
Total miles (000)	414,026	422,944
Empty miles %	10.4%	10.0%
Average tractors during the period	5,416	5,440
Tractors (end of period)
Company owned	4,496	4,304
Independent contractor	972	1,024
Total tractors	5,468	5,328
Trailers (end of period)	19,683	20,053
Average effective trailing equipment usage	14,388	14,889

Intermodal
Operating ratio	90.7%	88.1%
Loads	441,035	426,408
Net change in revenue per loaded mile (excl. fsc)	6.1%	1.9%
Revenue per load (excl. fsc)	1,882	1,752
Tractors (end of period)	1,294	1,186
Containers (end of period)	23,629	21,905
Average effective trailing equipment usage	22,667	21,225

Dedicated
Operating ratio	88.5%	90.9%
Loads	1,014,086	1,009,723
Net revenue (excl. fuel surcharge) per tractor per week*	$2,894	$2,764
Average tractors during the period**	5,006	4,846
Tractors (end of period)
Company owned	4,723	4,710
Independent contractor	173	166
Customer owned (DCS Operated)	87	177
Total tractors	4,983	5,053
Trailers (end of period)	6,286	5,874
Average effective trailing equipment usage	11,854	11,163

* Using weighted work days.

** Includes company owned, independent contractor, and customer owned tractors.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2005	December 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$3,738	$23,838
Accounts receivable	329,972	289,146
Income tax receivable	6,580	19,418
Prepaid expenses and other	92,611	131,640
Total current assets	432,901	464,042
Property and equipment	1,557,934	1,450,023
Less accumulated depreciation	523,772	438,644
Net property and equipment	1,034,162	1,011,379
Other assets	22,997	16,285
	$1,490,060	$1,491,706

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$195,158	$180,018
Claims accruals	18,033	18,535
Accrued Payroll	56,890	73,750
Other accrued expenses	8,426	10,504
Deferred income taxes	39,292	25,414
Total current liabilities	317,799	308,221

Long-term debt	75,700	—
Other long-term liabilities	44,454	40,294
Deferred income taxes	263,209	282,241
Stockholders’ equity	788,898	860,950
	$1,490,060	$1,491,706

Supplemental Data

(unaudited)

	September 30, 2005	December 31, 2004

Actual shares outstanding at end of period (000) *	154,660	162,787

Book value per actual share outstanding at end of period *	$5.10	$5.29

* All shares outstanding and per share amounts for all periods presented reflect a two-for-one stock paid on May 23, 2005.